Exhibit 16.1

January 4, 2016

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re:

Park City Group, Inc.

Commission File No. 001-34941

We have read the statements of Park City Group, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated January 1, 2016 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ HJ & Associates, LLC

HJ & Associates, LLC